                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
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/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                      /  /
                (Name of Registrant as Specified In Its Charter)

                                     /  /
                   (Name of Person(s) Filing Proxy Statement)

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/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      to Exchange Act
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      state how it was determined):

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

                              COURIER CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 1996



To the Stockholders of
  COURIER CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders (the "Annual Meeting") of COURIER CORPORATION (the
"Corporation") will be held at the Sheraton Inn Lowell, 50 Warren
Street, Lowell, Massachusetts, at ll:00 A.M. on Thursday, January
18, 1996, for the following purposes:

     1. To elect three Class A Directors to hold office for a term of three years and until their respective successors shall be elected and shall have qualified;

     2. To approve an amendment to the Corporation's 1993 Stock Incentive Plan, which would, among other things, increase the number of shares available for grant under the Plan by 100,000 shares, representing 4.97% of the number of outstanding shares, as described in the accompanying Proxy Statement;

     3. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Corporation for the current fiscal year ending September 28, 1996; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 24, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual
Meeting and at any adjournments or postponements thereof.

                              By order of the Board of Directors,



                              F. BEIRNE LOVELY, JR., Clerk


165 Jackson Street
Lowell, Massachusetts 01852
December 8, 1995



     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE
APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               PROXY STATEMENT

                             COURIER CORPORATION
                              165 JACKSON STREET
                         LOWELL, MASSACHUSETTS 01852

                        ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 18, 1996

                            NATURE OF SOLICITATION

     This Proxy Statement is furnished in connection with and accompanies a Proxy for and Notice of Annual Meeting of Stockholders (the "Notice") of Courier Corporation (the "Corporation" or "Courier"), to be held January 18, 1996 at ll:00 A.M. at the Sheraton Inn Lowell, 50 Warren Street, Lowell, Massachusetts, for the purposes set forth in said Notice. The solicitation is made on behalf of the Board of Directors of the Corporation.

     This Proxy Statement and the accompanying Notice and Proxy Card (the "Proxy") are first being sent to stockholders on or about December 8, 1995. The Board of Directors has fixed the close of business on November 24, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

     The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation. In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation. Corporate Investor Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $2,700. The Corporation will also bear the expense of banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of shares held of record by such holders of record.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

     The Annual Report of the Corporation for the fiscal year ended September 30, 1995 including financial statements for the fiscal year ended September 30, 1995, is being mailed to stockholders concurrently with this Proxy Statement.

                               VOTING SECURITIES

     As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 2,011,470 shares of Common Stock, par value $1 per share, of the Corporation (the "Common Stock"). Only holders of record at the close of business on November 24, 1995 will be entitled to vote at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share held. A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the meeting constitutes a quorum for the meeting (1,005,736 shares). Abstentions and broker votes shall be counted in determining the number of shares present at the meeting.

     A plurality of votes properly cast for the election of Directors by stockholders attending the meeting in person or by proxy will elect Directors to office. A majority of votes properly cast at the meeting is required for approval of other matters presented at the meeting, unless a larger vote is required by law, or by the Corporation's Articles of Organization or By-Laws. Abstentions and broker non-votes will not be counted as votes cast at the meeting.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of November 24, 1995, the ownership of Common Stock of the Corporation by each Director, by each executive officer named in the Summary Compensation Table below (each "Named Executive Officer"), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.
The number of shares beneficially owned by each person and entity is determined according to rules of the Securities and Exchange
Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of November 24, 1995 through the exercise of an option or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.


                                         Number of Shares
                                           Beneficially         % of Shares
             Name                         Owned (1)(2)(3)       Outstanding
             ----                        ----------------       -----------
     James F. Conway III                     257,740 (4)           12.4%
     Kathleen Foley Curley                     1,200                0.1%
     Richard K. Donahue                        1,450                0.1%
     Edward J. Hoff                           51,124                2.5%
     Arnold S. Lerner                          1,718 (5)            0.1%
     Charles E. Otto                           5,200                0.3%
     W. Nicholas Thorndike                    17,100                1.0%
     George Q. Nichols                        27,936                1.4%
     Thomas G. Osenton                        10,538                0.5%
     Robert P. Story, Jr.                     38,360 (6)            1.9%
     Peter M. Folger                           8,509                0.4%
     All Directors and Executive Officers
       as a Group (11 persons)               420,875               19.6%
     Courier Employee Stock Ownership Plan   153,753 (7)            7.6%
     The Killen Group, Inc.                  153,000 (8)            7.6%
     T. Rowe Price Associates, Inc.          130,000 (9)            6.5%

(1) The information concerning the amount of Common Stock of the Corporation beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer.


(2) Includes shares subject to options exercisable within sixty days as follows: Mr. Conway, 61,433; Ms. Curley, 1,200; Mr. Donahue, 450; Mr. Hoff, 8,800; Mr. Otto, 5,200; Mr. Thorndike, 600; Mr. Nichols, 19,899; Mr. Osenton, 7,400; Mr. Story, 26,900;
Mr. Folger, 6,566; and all Directors and executive officers as a group, 138,448. For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3) Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the "ESOP") as follows:
Mr. Conway, 1,440; Mr. Nichols, 1,552; Mr. Osenton, 138; Mr.
Story, 1,010; and Mr. Folger, 643.

(4)  Includes 143,818 shares owned by the James F. Conway, Jr.
Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares.

(5) Does not include 1,000 shares owned by Mr. Lerner's wife or 5,000 shares owned by Mr. Lerner's adult children, as to which shares Mr. Lerner disclaims beneficial ownership.

(6) Does not include 800 shares owned by Mr. Story's wife as to which shares Mr. Story disclaims beneficial ownership.

(7) Includes 4,783 shares allocated to individual ESOP accounts for Named Executive Officers. See (3). State Street Bank and Trust Company is the trustee under the trust agreement relating to the ESOP. The ESOP's address is c/o the Corporation, 165 Jackson Street, Lowell, MA 01852.

(8) Based upon information provided by The Killen Group, Inc. ("Killen Group") as of November 24, 1995. Killen Group is an investment adviser with sole voting and investment power as to 71,700 of these shares. The clients of Killen Group exercise sole voting and investment power as to the remaining 81,300 shares held in the portfolios. The address for Killen Group is 1189 Lancaster Avenue, Berwyn, PA 19312.

(9) Based upon information provided by T. Rowe Price Associates, Inc. as of November 24, 1995. These shares are owned by T. Rowe Price Small Cap Value Fund, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.


                        ITEM 1:  ELECTION OF DIRECTORS

     Pursuant to the By-Laws, the Corporation's directorships are divided into three classes, consisting of Class A, Class B and Class C Directors. The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year. Three Class A Directors are to be elected at the 1996 Annual Meeting. Each of the three Class A Directors will serve until the sooner of the 1999 Annual Meeting or his successor is elected and has qualified. It is proposed that Proxies not limited to the contrary will be voted to elect Richard K. Donahue, Edward J. Hoff and Robert P. Story, Jr. as Class A Directors. Messrs. Donahue, Hoff and Story are presently Class A Directors having terms expiring at the 1996 Annual Meeting. If some unexpected occurrence should make necessary in the judgement of the Board of Directors the substitution of some other person for any of the nominees, it is the intention of the persons named in the Proxy to vote for the election of such other person as may be designated by the Board of Directors.

     Mr. Hoff was previously elected by the stockholders.  Mr.
Story was elected by the Board of Directors on February 8, 1995 and Mr. Donahue was elected by the Board of Directors on June 28, 1995.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS

EDWARD J. HOFF -- Mr. Hoff, age 40, has been a Director of the Corporation since 1989. He has been a consultant and President of Strategic Horizons Group, a management consulting firm, since 1989. He has been a Partner at The Center for Executive Development since 1992. He was a doctoral candidate at Harvard Business School from 1985 to 1989. If elected, Mr. Hoff will serve as a Class A Director until the 1999 Annual Meeting.

ROBERT P. STORY, JR. -- Mr. Story, age 44, has been a Director of the Corporation since February 1995. He is Senior Vice President and Chief Financial Officer of Courier Corporation as well as director of Courier's book manufacturing operations. He joined Courier in 1986 as Vice President and Treasurer and was elected Senior Vice President and Chief Financial Officer in April 1989. If elected, Mr. Story will serve as a Class A Director until the 1999 Annual Meeting.

RICHARD K. DONAHUE -- Mr. Donahue, age 67, has been a Director of the Corporation since June 1995. He is Vice Chairman of NIKE, Inc. of Beavertown, Oregon and a member of the NIKE Board of Directors since 1977. He previously served as President and Chief Operating Officer of NIKE, Inc. from 1990 to 1994. He is a partner in the law firm of Donahue & Donahue. He is currently a director of Epitope, Inc. (a bio-technology firm). If elected, Mr. Donahue will serve as a Class A Director until the 1999 Annual Meeting.


DIRECTORS CONTINUING IN OFFICE

     The following persons are incumbent Directors and have unexpired terms as Class B and Class C Directors as indicated.

JAMES F. CONWAY III -- Mr. Conway, age 43, has been a Director of the Corporation since 1988. Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and continues as President and Chief Executive Officer. He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He has been President and Chief Executive Officer of Courier Westford, Inc. (a wholly-owned subsidiary of the Corporation) from 1986 to the present. He is a Director of Enterprise Bank and Trust Company. Mr. Conway was previously elected as a Class B Director to serve until the 1997 Annual Meeting.

W. NICHOLAS THORNDIKE -- Mr. Thorndike, age 62, has been a Director of the Corporation since 1989. He serves as a Corporate Director or Trustee of a number of organizations, including Bradley Real Estate, Inc., Providence Journal Company, Eastern Utilities Associates, The Putnam Funds, and Data General Corporation. He has also served as a Trustee of Massachusetts General Hospital since June 1969, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. In February 1994, he accepted appointment as a successor Trustee of private trusts in which he had no beneficial interest and concurrently became, serving until October 1994, Chairman of the Board of two privately-owned corporations controlled by such trusts. The two privately-held corporations filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code in August 1994. Mr. Thorndike was previously elected as a Class B Director of Courier Corporation to serve until the 1997 Annual Meeting.

KATHLEEN FOLEY CURLEY -- Ms. Curley, age 44, has been a Director of the Corporation since February 1995. She has been an Associate Professor at Northeastern University College of Business Administration in Management Information Systems since 1986. Prior to her association with Northeastern University, she was a visiting scholar at MIT - Center for Information Systems Research and an instructor at the Harvard Graduate School of Business Administration. Ms. Curley was previously elected as a Class B Director to serve until the 1997 Annual Meeting.

ARNOLD S. LERNER -- Mr. Lerner, age 65, has been a Director of the Corporation since 1989. He is a partner in eight radio stations in the Northeast and a Director, Vice Chairman and Clerk of Enterprise Bank and Trust Company. Mr. Lerner was previously elected as a Class C Director to serve until the 1998 Annual Meeting.

CHARLES E. OTTO -- Mr. Otto, age 54, has been a Director of the Corporation since 1987. He is a consultant and a retired Corporate Officer and Senior Vice President, Field Operations, United States Marketing Group of Xerox Corporation. Mr. Otto was previously elected as a Class C Director to serve until the 1998 Annual Meeting.

GEORGE Q. NICHOLS -- Mr. Nichols, age 66, has been a Director of the Corporation since March 1995. He is Vice President of Courier Corporation and President of National Publishing Company, a wholly-owned subsidiary of Courier Corporation. He has held
this position since 1976.   Mr. Nichols was previously elected as
a Class C Director to serve until the 1998 Annual Meeting.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Corporation held a total of 9 meetings during the fiscal year ended September 30, 1995.

     The Board of Directors has an Audit and Finance Committee, and a Compensation and Management Development Committee. The
Corporation has no Nominating Committee.

     The Audit and Finance Committee (the "Audit Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Lerner serving as Chairman. The functions of the Audit Committee include recommendation of independent public accountants for the Corporation; consultation with the Corporation's independent public accountants regarding the plan of audit; review, in consultation with the independent public accountants, of their report of audit and accompanying management letter; review of reports and recommendations of the Corporation's internal auditor; and consultation with the independent public accountants regarding the adequacy of internal accounting controls. The Audit Committee held two formal meetings during the last fiscal year. A part of each meeting was held with representatives of the Corporation's independent public accountants out of the presence of management.

     The Compensation and Management Development Committee (the "Compensation Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Hoff serving as Chairman of the Committee. The Compensation Committee administers the Company's executive compensation programs and approves the compensation of executive officers. The Compensation Committee held two formal meetings during the last fiscal year.

     Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he served during fiscal year 1995.

DIRECTORS' COMPENSATION

     The Corporation pays its non-employee Directors (Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley) an annual retainer of $12,000 and meeting fees of $800 per meeting of the Board of Directors or any committee of the Board of Directors attended. The Corporation pays annual retainer fees to non-employee Directors who serve as Chairmen of committees of the Board of Directors as follows: Compensation Committee, $10,000 and Audit Committee, $5,000. Non-employee Directors are allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairmen of Committees in the form of stock options pursuant to the Deferred Income Plan discussed below.

1989 DEFERRED INCOME STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The 1989 Deferred Income Stock Option Plan for Non-Employee Directors (the "Deferred Income Plan") provides for the issuance of stock options for shares of the Corporation's Common Stock to each non-employee Director of the Corporation who elects to receive such options in lieu of 50 percent or 100 percent of each annual retainer receivable by him for services as a Director and as a Chairman of a Committee of the Board of Directors.
Elections under the Deferred Income Plan may be made only as to compensation paid for services rendered six months after the date of the election. Options are granted on the first day of each fiscal year, or in the case of a newly elected Director, on the first day of the seventh month after his election to participate (the "Grant Date").

     The per share exercise price for each option granted pursuant to the Deferred Income Plan is $5 less than the average of the closing sales prices per share of Common Stock for the five consecutive trading days next preceding the Grant Date of the option, but in no event less than $1 per share. The exercise price is payable in cash, or in shares of Common Stock, or a combination of the two. The number of shares of Common Stock for which options will be granted to a participating Director as of any Grant Date is one-fifth of the dollar amount by which his stipend is reduced on account of his election to participate in the Deferred Income Plan.

     Each option granted under the Deferred Income Plan is exercisable on and after its Grant Date to the extent of 25% of the total number of shares subject to the option. Provided that the optionee is then serving as a Director, an option becomes exercisable as to an additional 25% of the shares subject to the option on and after each January 1, April 1 and July 1 next following its Grant Date. Each option granted under the Deferred Income Plan expires five years after its Grant Date. Unexpired options held by a Participating Director at the termination of his service as a Director may be exercised, to the extent they had become exercisable before such termination, within three months after the date of such termination. Unexpired options held by a participating Director at his death may be exercised within one year after his death by his personal representative, to the extent they had become exercisable before his death.

     The Board of Directors has no authority under the Deferred Income Plan to select optionees or to set the number of shares covered by an option or the exercise price of an option, but subject to the foregoing limitations the Board may administer and construe the Deferred Income Plan and the stock option agreements pursuant to the Deferred Income Plan. Unless sooner terminated by the Board of Directors, the Deferred Income Plan will terminate on September 28, 1999.

     Of the six persons currently eligible to participate in the Deferred Income Plan, Messrs. Donahue, Hoff, Otto and Thorndike and Ms. Curley have elected to participate. Options for 2,400 shares to each of Messrs. Otto and Thorndike and for 4,400 shares to Mr. Hoff were granted on October 1, 1994 at an exercise price of $11.125 per share for the fiscal year which commenced September 25, 1994 and ended September 30, 1995.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee is comprised entirely of non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review the performance and set the compensation of the Chief Executive Officer; and to review and approve all compensation arrangements for executive officers, including cash compensation, stock awards, employment/severance agreements and special benefits, where applicable. Actions by the Committee are periodically reported to and, in appropriate cases, ratified by the Board.

     The Committee approved the Executive Compensation Program for 1994 for all executives, and the program was continued in 1995. An independent compensation consultant was retained to assist the Corporation in evaluating the Executive Compensation Program to ensure it continued to match directly the strategy and organizational focus that the Corporation has established for achieving competitive success and higher profits, and for maximizing shareholder returns.

PHILOSOPHY

     The Executive Compensation Program is designed to:

     - attract and retain high quality management talent and to motivate them to build and sustain value for shareholders,
     - provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation, and
     - establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

EXECUTIVE COMPENSATION PROGRAM

     The executive compensation program consists of four compensation components that together comprise a total compensation amount established for each executive officer. In determining total compensation amounts, the Corporation reviews compensation survey data of other companies of a similar revenue size, in similar markets as the Corporation, and in regional areas in which the Corporation competes for executive talent. There is no special attempt to set total compensation of executive officers to particular levels (e.g., median, salary midpoint, etc.) within the survey data. It is the opinion of the Committee that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with other executive officers in companies with similar size and characteristics.

     Total compensation is comprised of base salary, an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.

     Base Salary - Increases in base salaries for fiscal 1995, which had been frozen at their 1993 levels, ranged from 0% to 33% for executive officers. The highest increase in base salary was received by one executive officer, which reflected significantly broadened levels of responsibility.

     Annual Cash Bonus - The Committee approves annual cash bonus targets and the performance targets upon which the bonus will be earned by executive officers at the beginning of the fiscal year. At least 50% of the annual cash bonus for all executive officers is based upon the achievement of corporate earnings targets.
Some executive officers may also have a portion of their annual cash bonus based upon achievement of individual business unit earnings targets. If the annual cash bonus is based on both corporate and individual business unit earnings, the weighting given to the corporate measure ranges from 50% to 75% depending upon the position of the executive officer; the weighting given to the individual business unit measure, therefore, ranges from 25% to 50%. No annual cash bonus is earned unless minimum earnings thresholds are achieved. The maximum that may be earned is 150% of the annual cash bonus target when earnings targets are exceeded by specified amounts.

     In 1995, all executives earned 100% of the portion of their annual cash bonus which was based upon the corporate earnings measure since the corporate earnings target was achieved. Executive officers earned from 0% to 150% of the portion of their annual cash bonus based on individual business unit earnings. A special discretionary bonus was awarded to Mr. Nichols for specific accomplishments.

     Long-Term Stock Incentive - The long-term stock incentive represents a value, in terms of compensation, which is earned by executives through awards of stock options. The Committee believes that stock options are a valuable method of tying executives' performance to the creation of shareholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years. Stock options for fiscal 1995 were awarded at the end of fiscal 1994. The stock option awards, which vest over a three-year period, were granted to executive officers with an option exercise price equal to the fair market value, except in the case of the Chief Executive Officer's award which was 110% of the fair market value, of the Corporation's Common Stock as of the date of the awards.

     The Committee believes in encouraging share ownership by executives. Therefore, the number of shares and/or options currently held by executive officers is not a factor in determining individual option awards.

     Long-Term Performance Incentive - The long-term performance incentive is earned by executive officers based upon the Corporation achieving specific return on asset targets each year within a three-year performance period. If the target is missed in any of the three years, a portion of the award is forfeited. Payouts under the fiscal year 1995 long-term performance incentive will be made following the close of the 1997 fiscal year. The first year's return on assets target was not achieved for 1995. The second year of the 1994 long-term performance incentive was achieved for 1995.

CHIEF EXECUTIVE OFFICER PAY

     At the beginning of the fiscal year the Committee set Mr. Conway's total compensation for 1995. Compensation survey data of Chief Executive Officers of companies of similar revenue size and in similar markets as the Corporation were used as a guide for determining Mr. Conway's 1995 total compensation.

     Mr. Conway's 1995 total compensation is comprised of a base salary, the annual cash bonus, the long-term stock incentive, and the long-term performance incentive. Mr. Conway's base salary, which had remained the same since December 1991, was increased by 9.5%. Mr. Conway's annual cash bonus was based solely upon achieving corporate earnings targets. He earned 100% of his 1995 bonus potential for achieving the earnings per share target established by the Committee at the beginning of fiscal year 1995. A stock option award was granted to Mr. Conway at the end of fiscal year 1994 as his long-term stock incentive for fiscal year 1995. The stock option award, which vests over a three-year period, was granted at an option price equal to 110% of the fair market value of the Corporation's Common Stock as of the date of the award. The Black-Scholes pricing model was used to determine the number of option shares which corresponded to a specific amount of compensation. As described above, the return on assets target for the first year of the three-year performance period was not achieved. The second year return on assets target for the 1994 long-term performance incentive was achieved in 1995.

TAX LAW CHANGES

     In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Corporation. At this time, it is not anticipated that any executive officer of the Corporation will receive any such compensation in excess of this new limit during 1995. At the recommendation of the Committee, the Board of Directors voted on November 27, 1995 to amend the 1993 Stock Incentive Plan to comply with Section 162(m) of the Internal Revenue Code. The Committee will continue to monitor this situation and will take additional actions if it is warranted in the future.

CLOSING

     The Committee believes that the executive compensation program implemented in 1995 successfully tied executive compensation to the achievement of significant corporate earnings and attainment of strategic goals. Furthermore, the program enhanced the link among corporate performance, strategic accomplishments, and increased shareholder value.

         Kathleen Foley Curley         Arnold S. Lerner
         Richard K. Donahue            Charles E. Otto
         Edward J. Hoff                W. Nicholas Thorndike


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table (the "Summary Compensation Table") sets forth information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers serving at the end of the fiscal year ended September 30, 1995 (collectively the "Named Executive
Officers") whose total annual salary and bonus exceeded $100,000.


                                                 SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                Annual Compensation             Compensation Awards
                                      -----------------------------------   ----------------------------
                                                                Other Annual    Restricted                   All Other
Name and                                                        Compensation    Stock Awards   Options/    Compensation
Principal Position           Year         Salary($)    Bonus($)      ($)           ($)(1)       SARs (#)       ($)(2)
------------------           ----         ---------    --------  -----------     -----------    ---------   -----------

J. F. Conway III             1995          230,000      84,000     9,900              0                0      20,530
Chairman, President          1994          210,000      75,000         0              0           15,700      31,948
and Chief Executive          1993          210,000      30,000     1,050              0           30,000      23,420
Officer

G. Q. Nichols                1995          210,000      90,000     4,950              0                 0     14,581
President of                 1994          203,847     103,750    11,369              0             5,600     22,435
National Publishing          1993          191,058      70,000     1,050              0             5,000     22,225
Company

T. G. Osenton (3)            1995          195,000      52,500         0              0             5,000     11,849
Senior Vice President        1994          184,500      51,863         0              0            17,200      4,925
and Chief Marketing          1993                0           0         0              0                 0          -
Officer

R. P. Story, Jr.             1995          182,000      60,225     4,950              0             3,050      8,862
Senior Vice President        1994          137,000      42,000     2,925              0             8,600     10,719
and Chief Financial          1993          135,654      21,250     1,050              0            10,000      9,891
Officer

P. M. Folger                 1995          105,000      23,000     1,238              0               910      5,369
Vice President               1994           85,000      20,000     1,170              0             1,350      4,275
and Controller               1993           84,937      10,000       420              0             2,500      3,877


(1)  Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of the
Common Stock on the date of grant.  The number and value of the aggregate restricted stock holdings of each Named
Executive Officer as of September 30, 1995 were as follows:  Mr. Conway, 4,000 shares valued at $79,000; Mr.

Nichols, 1,000 shares valued at $19,750; Mr. Osenton, 0 shares; Mr. Story, 1,000 shares valued at $19,750; and Mr. Folger, 500 shares valued at $9,875. Values as of September 30, 1995 are based on the closing price of the Common Stock on that day. Dividends are paid on Restricted Stock at the same rate and at the same time as on the Common Stock. All Restricted Stock vests on the fifth anniversary of the date of grant.

(2) Includes payments made during fiscal 1995 under the Corporation's 1989 Incentive Program for Purchase of Courier Stock by executive officers as follows: Mr. Conway, $13,318; Mr. Nichols, $0; Mr. Osenton, $4,028; Mr. Story, $1,590; and Mr. Folger, $0. Also includes profit sharing contributions by the Corporation to individual accounts in the Profit Sharing and Savings Plan (PSSP) in fiscal year 1995 as follows: Mr. Conway, $3,000; Mr. Nichols, $10,500; Mr. Osenton, $3,000; Mr. Story,
$3,000; and Mr. Folger, $2,207. Also includes matching contributions by the Corporation to individual 401-K accounts in the PSSP in fiscal year 1995 as follows: Mr. Conway, $1,968; Mr. Nichols, $1,837; Mr. Osenton, $2,577; Mr. Story, $2,028; and Mr. Folger, $1,512. Also includes the values of stock allocations to the individual accounts in the ESOP in fiscal 1995 as follows:
Mr. Conway, $2,244; Mr. Nichols, $2,244; Mr. Osenton, $2,244; Mr. Story, $2,244; and Mr. Folger, $1,650.

(3) Mr. Osenton joined the Corporation as an executive officer in October 1993.



                      OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the individual grants of stock options under the Courier Corporation 1993
Stock Incentive Plan (the "1993 Stock Incentive Plan") to each of the Named Executive Officers during the fiscal year ended September 30, 1995.


                                               Individual Grants
                     --------------------------------------------------------------
                        Number of     % of Total
                         Shares      Options/SARs
                       Underlying     Granted to        Exercise or                         Grant Date
                      Options/SARs   Employees in       Base Price        Expiration       Present Value
  Name               Granted (#)(1)   Fiscal Year       ($/Sh)(2)            Date            ($)(3)
  ----               --------------  --------------     -----------       ----------       -------------

J. F. Conway III                0            -                 -               -                  -


G. Q. Nichols                   0            -                 -               -                  -


T. G. Osenton               5,000         22.8%              19.75          9/29/02             33,300


R. P. Story, Jr.            3,050         13.9%              19.75          9/29/02             20,313


P. M. Folger                  910          4.1%              19.75          9/29/02              6,061



(1)  All options granted and reported in this table were awarded on September 28, 1995 for fiscal 1996 and have the following terms:  each option vests over a three year period, in three equal installments.
Options granted for fiscal 1995 were awarded and reported in fiscal 1994.  Options granted are not assignable, except by the laws of descent and distribution or by will.  The 1993 Stock Incentive Plan provides that the Board of Directors will determine the effect that the death of an option holder or the termination of his employment will have upon the exercisability of the option.  Option vesting may be accelerated in the event of change in control of the Corporation.


(2)  The exercise prices of the options awarded to Messrs.
Osenton, Story and Folger are the fair market values of the Common Stock on the date of grant.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, a factor of 36.3% has been assigned to the volatility of the Common Stock, based on the daily stock market quotations for the twelve months preceding the date of grant; the yield on the Common Stock has been set at 2.4%, based upon the annual dividend rate in effect on the date of grant; the risk-free rate of return has been fixed at 5.9%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of seven years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.



               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION/SAR VALUES

     The following table shows each stock option exercised during the fiscal year ended September 30, 1995 by each of the
Named Executive Officers and the year-end value of unexercised options on an aggregated basis.


                                                                         Number of              Value of Unexercised
                                                                    Unexercised Options         In-the-Money Options
                                                                  at Fiscal Year End (#)     at Fiscal Year End ($) (1)
                                                                --------------------------   ----------------------------
                        Shares Acquired         Value
  Name                  On Exercise (#)    Realized ($)(1)      Exercisable   Unexercisable   Exercisable   Unexercisable
  ----                  ---------------    ---------------      -----------   -------------   -----------   -------------

J. F. Conway III              3,000             9,240              49,833         26,067        248,776         212,406

G. Q. Nichols                     0               -                17,166          6,634         73,891          53,637

T. G. Osenton                     0               -                 5,316         16,884         25,834          59,178

R. P. Story, Jr.                  0               -                23,166         13,984        107,384          91,137

P. M. Folger                      0               -                 5,499          3,261         26,675          21,410



(1)  The dollar values are calculated by determining the difference between the fair market value of the underlying Common
Stock and the exercise price of the options at exercise or fiscal year end, as the case may be.


        LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 1995


     The following table describes long-term incentives awarded for the fiscal year 1995 to 1997 performance period under the Corporation's Long-Term Incentive Plan to the Named Executive Officers.


                        Performance
                         Or Other            Estimated Future Payouts Under Non-Stock Price Based Plans
                       Period Until          ----------------------------------------------------------
                       Maturation or            Threshold            Target             Maximum
   Name                   Payout                   ($)                 ($)                ($)
   ----                -------------            ---------            ------             --------

J. F. Conway III         1995-1997               16,500              66,000              66,000

G. Q. Nichols            1995-1997                4,500              18,000              18,000

T. G. Osenton            1995-1997                5,000              20,000              20,000

R. P. Story, Jr.         1995-1997                8,250              33,000              33,000

P. M. Folger             1995-1997                1,750               7,000               7,000



     Long-term incentive awards provide participants with the opportunity to earn an award based upon the Corporation achieving specific return on asset targets in each of the three fiscal years within the performance period. The threshold amount has not been earned for achievement of the fiscal year 1995 goal, which represents 25% of the target, because the first year's return on assets target was not achieved. An additional 25% may be earned for achievement of the fiscal year 1996 goal and 50% may be earned for achievement of the fiscal year 1997 goal. The target amount, which also represents the maximum amount, can only be earned if the fiscal year 1995, 1996 and 1997 goals are achieved. Awards earned for the 1995 to 1997 performance period will be paid following the close of the 1997 fiscal year.

SENIOR EXECUTIVE SEVERANCE PROGRAM

     Messrs. Conway, Nichols, Osenton and Story are parties to agreements pursuant to the Corporation's Senior Executive Severance Program (the "Severance Program") entered into by Messrs. Conway, Nichols and Story in October 1988 and by Mr. Osenton in November 1995. In accordance with the Severance Program, if a "change in control" of the Corporation, as defined in the Severance Program, occurs while one of these individuals is an employee of the Corporation, and his employment is subsequently terminated for reasons other than death, disability, retirement or termination for cause, he shall be entitled to a severance payment and continuation of participation for up to 36 months in certain medical, group life and similar benefit plans of the Corporation. In addition, in the event of a change in control each such individual shall receive a severance payment and benefits if he terminates his employment for "good reason," defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction within a twelve-month period in his base salary or failure to increase his base salary by at least the average percentage increase for all officers of the Corporation, or reductions or termination of incentive or benefit plans or programs in which he participated prior to the change in control. The severance payment, which is due in a lump sum, is an amount equal to a multiple of 1 to 2.5 times the individual's average annual salary and bonus paid during the five calendar years preceding the change in control. The multiple is based upon years of service with the Corporation; provided that a minimum multiple of 2.0 is prescribed for the Chairman of the Board of Directors, the Chief Executive Officer, the President and the Chief Operating Officer prior to the change in control. The multiple presently applicable to Mr. Conway is 2; to Messrs. Nichols, Osenton and Story, 1.5.

OTHER RETIREMENT BENEFITS

     The Corporation and its subsidiaries Courier-Citizen Company, Courier Westford, Inc. and National Publishing Company previously maintained defined benefit pension plans to provide retirement benefits for officers and all other non-union employees. All of these defined benefit plans terminated on December 31, 1988. Benefits under the terminated plans have been provided by the purchase of individual annuity contracts from insurance companies. The annual benefit payable at age 65 under the annuity contract to Mr. Conway is $6,565; to Mr. Nichols is $10,527; to Mr. Story is $1,595; and to Mr. Folger is $7,243.

     In June 1992, the Board of Directors approved a Supplemental Retirement Benefit Agreement with Mr. Nichols, providing for a supplemental annual benefit payable after his retirement (his "Benefit"). Mr. Nichols' Benefit will be paid as a single life annuity in monthly installments from the date of Mr. Nichols' retirement until his death. If Mr. Nichols retires at his current age of 66, the annual amount of the Benefit will be $12,000. Mr. Nichols' annual Benefit increases each year to a maximum of $45,000 if he retires at age 70 or later. Mr. Nichols may elect to have the Benefit paid in a different form of annuity having an equivalent actuarial value. In the event that Mr. Nichols dies before he retires and is survived by his spouse, a monthly benefit will be paid to his spouse for her life in an amount equal to the Benefit she would have received upon Mr. Nichols' death had he retired on the day preceding his death. If Mr. Nichols has not selected an alternative form of annuity before his death, the spousal benefit will be determined as if he had selected a joint and 100% survivor annuity. In the event of a "change in control" of the Corporation (as defined in the Supplemental Retirement Benefit Agreement) during Mr. Nichols' employment or the payment period of the Benefit, the "commuted value" of the Benefit will be paid to Mr. Nichols within 60 days after the change in control. The commuted value of the Benefit is the present value of the Benefit remaining to be paid at the time of the change in control, assuming that Mr. Nichols will survive for a period equal to his life expectancy, and applying a rate of interest equal to the Internal Revenue Service applicable federal rate for that period.

EMPLOYMENT AGREEMENTS

     The Corporation has an employment agreement with Mr. Nichols effective as of March 3, 1993 pursuant to which Mr. Nichols, who is now the President of National Publishing Company, may become the Chairman of such subsidiary. Mr. Nichols' employment agreement provides for a base annual salary of $120,000 and a bonus of $30,000 per year effective upon Mr. Nichols' assuming the position as Chairman and sets out the responsibilities of Mr. Nichols as Chairman. Mr. Nichols' employment agreement provides that his current benefits will continue. The Corporation may not terminate Mr. Nichols' employment other than for cause.

                       FIVE YEAR STOCK PERFORMANCE GRAPH

     The graph below compares the Corporation's cumulative total stockholder return on its Common Stock with the cumulative total return on the Standard & Poor's 500 stock index (the "S&P 500 Index") and a peer group of companies selected by the Corporation for purposes of the comparison and described more fully below (the "Peer Group"). This graph assumes the investment of $100 on September 27, 1990 in each of Courier Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               COURIER CORPORATION, S&P 500 INDEX, AND PEER GROUP


                                               CUMULATIVE TOTAL RETURN
                        --------------------------------------------------------------------------------
                        1990          1991           1992          1993          1994          1995
                        --------------------------------------------------------------------------------
COURIER CORP            $100          $ 88           $ 55          $104          $135          $160

S & P 500               $100          $131           $146          $165          $171          $221

PEER GROUP ONLY         $100          $128           $147          $171          $174          $231



     The Peer Group is made up of the following printing companies: American Business Products, Inc.; Banta Corporation; Bowne & Co.; Cadmus Communications Corporation; Devon Group, Inc.; Duplex Products, Inc.; Ennis Business Forms, Inc.; Graphic Industries, Inc.; John H. Harland Company; Merrill Corporation; New England Business Services, Inc.; The Standard Register Company; American Banknote Corporation (formerly, United States Banknote Corporation); Wallace Computer Services, Inc., and Waverly, Inc.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Based on a review of the reports of changes in beneficial ownership of the Corporation's Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers and Directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 1995, with the following two exceptions:
Kathleen Foley Curley became a Director of the Corporation on February 8, 1995 and filed Form 3 on March 3, 1995; and Richard
K. Donahue, who became a Director on June 28, 1995, filed a Form 4 on October 6, 1995 to report an open market purchase on July 11, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley. Mr. Conway is a Director of Enterprise Bank and Trust Company ("Enterprise") in Lowell, MA and a member of the Enterprise compensation committee. Mr. Lerner is a Director and executive officer of Enterprise and a member of its compensation committee.


      ITEM 2.  APPROVAL OF AMENDMENT TO COURIER CORPORATION
                    1993 STOCK INCENTIVE PLAN

DESCRIPTION OF THE 1993 PLAN AND AMENDMENT

     The Board of Directors unanimously approved an amendment and restatement (the "Amendment") to the Corporation's 1993 Stock Incentive Plan (the "1993 Plan"), subject to stockholder approval, which provides for the grant of stock options ("Options") and restricted stock ("Restricted Stock"). The Amendment excludes non-employees such as Directors and consultants to the Corporation from grants under the 1993 Plan, eliminates the grant of stock appreciation rights, eliminates the Committee's authority to reprice options, provides that all Option grants will be made at fair market value and increases the aggregate number of shares of Common Stock of the Corporation available for grants under the 1993 Plan from 130,000 to 230,000. The Amendment also limits the grant of Restricted Stock to no more than 20% of the newly reserved shares. Finally, in order to satisfy the performance-based compensation exception to the $1 million cap in the Corporation's tax deduction imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Amendment also provides for all grants to be made by a committee of outside directors and further provides that Options with respect to no more than 25,000 shares of Common Stock may be granted to any one individual in any one calendar year. A summary of the principal features of the 1993 Plan and the modifications made by the Amendment is set forth below.

     Reasons for Board Recommendation. The Board of Directors believes that compensation arrangements of key employees should match directly the strategy and organizational focus that the Corporation has established for achieving competitive success and higher profits, and for maximizing shareholder returns. As such, a new executive compensation program was implemented beginning in fiscal year 1994 designed to achieve the following goals: (i) attracting and retaining high quality management talent and motivating them to build and sustain value for shareholders; (ii) providing aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation; and (iii) establishing for employees in management positions a significant risk/reward compensation structure through incentive pay plans. The Board believes that stock options are a valuable method of tying executives' performance to the creation of stockholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years.

      The shares available for award under the 1993 Plan are nearly exhausted following the granting of options for 19,930 shares awarded for fiscal 1996 on September 28, 1995. The Board of Directors believes that the addition of 100,000 shares under the 1993 Plan (which represents approximately 4.97% of the current number of outstanding shares of Common Stock) is necessary for the Corporation to continue its executive compensation program, designed to attract and retain the key employees necessary for its future growth.

     No awards have been made which are contingent on approval of
the additional shares.   As of November 24, 1995, Options to
purchase 120,880 shares were outstanding under the 1993 Plan.
The closing price of the Common Stock on November 24, 1995 was $26.50 per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE AMENDMENT TO THE
1993 STOCK INCENTIVE PLAN BE APPROVED, AND THEREFORE RECOMMENDS A
VOTE FOR THIS PROPOSAL.

     Number of Shares Covered. Currently, the total number of shares of Common Stock with respect to which Options and Restricted Stock may be granted under the 1993 Plan may not exceed in the aggregate 130,000 (the "Reserved Shares"). The Amendment increases the Reserved Shares to 230,000. The Reserved Shares may consist of shares of authorized but unissued Common Stock, or shares of authorized and issued Common Stock reacquired by the Corporation. If an outstanding Option expires for any reason or terminates or any grant of Restricted Stock is forfeited, the Reserved Shares subject to the unexercised Option, or the forfeited Restricted Stock, may again be made subject to an Option or Restricted Stock under the 1993 Plan.

     Adjustments under the 1993 Plan. The number of Reserved Shares covered by any outstanding Option or share of Restricted Stock, and their price per share, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any capital adjustment.
The 1993 Plan provides for certain other adjustments in the event that the Corporation merges or consolidates with another corporation, or sells substantially all of its assets. No adjustments are made by reason of the Corporation's issuance of securities convertible into shares of stock of any class, or upon conversion of shares or obligations of the Corporation convertible into such securities.

     Administration. The 1993 Plan is administered by a Stock Incentive Plan Committee (the "Committee") composed of at least three members appointed by the Board of Directors of the Corporation (the "Board"). All members of the Committee must be members of the Board, and none of them may have received a discretionary grant of an option or any other right under the 1993 Plan or any other plan of the Corporation for at least one year preceding his acting as a member of the Committee. Pursuant to the Amendment, each member of the Committee shall also be an outside director within the meaning of Section 162(m) of the Code.

     The Committee has the authority to adopt, amend and rescind such rules and regulations consistent with the provisions of the 1993 Plan as, in its opinion, may be advisable for the administration of the 1993 Plan. The Committee has sole authority to determine, as to persons who are subject to the short swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") because they are officers of the Corporation or a subsidiary, the following: (i) the persons to whom Options and Restricted Stock shall be granted; (ii) the number of Options or shares of Restricted Stock granted to each such person; (iii) the price per share to be paid upon exercise of each such Option; (iv) the period within which each such Option or grant of Restricted Stock may be exercised; and (v) the terms and conditions of each Option or grant of Restricted Stock. As to persons who are not subject to the short swing profit rules of the Exchange Act, the determinations enumerated in the preceding sentence may be made by the Board. Pursuant to the Amendment, the Committee no longer has the authority to reprice Options. In the following discussion of the administration and operation of the 1993 Plan, references are made simply to the Committee, rather than to the Committee and the Board.

     Eligibility. Prior to the Amendment, the persons eligible to receive Options and Restricted Stock are those key employees, Directors and consultants who render or are expected to render services of special importance to the Corporation or to any subsidiary, who have contributed to the success of the Corporation, and who are selected from time to time by the Committee as participants in the 1993 Plan. Members of the Committee are not eligible to participate in the 1993 Plan. Pursuant to the Amendment, non-employee Directors and consultants to the Corporation and its subsidiaries may no longer be awarded Options or Restricted Stock under the 1993 Plan.

     Incentive Stock Options. An Option granted to an employee of the Corporation or a subsidiary may be an incentive stock option ("ISO") eligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the written agreement between the Corporation and the optionee that sets forth its terms and conditions (the "Stock Option Agreement").

     Nonqualified Stock Options. An Option granted to any person may be a nonqualified stock option ("NSO") ineligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the Stock Option Agreement.

     Option Price. The 1993 Plan does not provide for payment by an optionee upon the grant of an Option. Prior to the Amendment, the price at which Reserved Shares may be purchased upon exercise of an Option is specified by the Committe at the time the Option is granted, and set forth in the Stock Option Agreement.
Pursuant to the Amendment, the exercise price of each Option shall be not less than 100% of the fair market value on the date of grant. In the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, the price at which Reserved Shares may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

     Duration of Options. The duration of any Option is as specified by the Committee in the Stock Option Agreement, but no ISO may be exercisable after the expiration of ten years from its date of grant. In the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, no ISO may be exercisable after the expiration of five years from its date of grant. The Committee, in its discretion, may provide that any Option is exercisable during its entire duration or during any lesser period of time.

     Exercise of Option. Options may be exercised by the delivery of written notice to the Corporation setting forth the number of Reserved Shares with respect to which the Option is to be exercised and accompanied by payment of the exercise price of those Reserved Shares. The Option price may be paid in any lawful consideration. Payment of the Option price may be made, in whole or in part, in shares of Common Stock owned by the optionee, valued at their fair market value on the date of exercise; provided, however, that the optionee may not make payment in shares of Common Stock previously acquired by him pursuant to the exercise of an ISO, unless such shares have been held by him for at least two years from the date of grant of the ISO and at least one year from the date the ISO was exercised. Alternatively, the 1993 Plan permits a cashless exercise procedure in which a broker (i) transmits to the Corporation the Option price in cash or cash equivalents, either as a margin loan or against the optionee's notice of exercise and confirmation by the Corporation that it will issue and deliver to the broker stock certificates for that number of Reserved Shares having an aggregate fair market value equal to the Option price; or (ii) agrees to pay the Option price to the Corporation in cash or cash equivalents upon its receipt of stock certificates as described in clause (i).

     Transferability of Options. Options are not transferable by the optionee otherwise than by will or under the laws of descent and distribution, and are exercisable during his lifetime only by him.

     Other Terms and Conditions of Options. Each Option must be evidenced by a Stock Option Agreement that specifies whether the Option is an ISO or an NSO. The Stock Option Agreement shall also contain provisions as to the time or times at which the Option shall be exercisable, provisions addressing federal income tax withholding upon exercise of an NSO, and such other terms and conditions, consistent with the 1993 Plan, as the Committee shall determine. Pursuant to the Amendment, Options with respect to no more than 25,000 shares of Common Stock may be granted to any one individual in any one calendar year.

     Stock Appreciation Rights.  Prior to the Amendment, the
Committee may grant stock appreciation rights ("SARs") to any person eligible to participate in the 1993 Plan. Pursuant to the Amendment, SARs shall no longer be granted.

     Restricted Stock. The Committee may grant Restricted Stock to any employee for a number of Reserved Shares to be determined in its discretion, and subject to terms and conditions so determined, including conditions that may require the holder to forfeit the Common Stock for such payment as the Committee shall determine, or for no payment, in the event that he ceases to provide services to the Corporation or a subsidiary before a stated time. Unlike holders of Options, a holder of Restricted Stock has the rights of a stockholder of the Corporation to vote and to receive payment of dividends on the Restricted Stock, unless the Committee specifies to the contrary in the Restricted Stock Agreement setting forth the terms on which the Restricted Stock is granted. Pursuant to the Amendment, the Committee may not grant more than 20% of the newly Reserved Shares in the form of Restricted Stock.

     Special Bonus Awards. The Committee may award in connection with an NSO or a grant of Restricted Stock a cash bonus in an amount not to exceed the lesser of (i) the combined federal, state and local income tax liability incurred by the recipient by reason of the exercise of the NSO or the grant or vesting of the Restricted Stock, or (ii) 30% of the imputed income realized by the optionee on account of such exercise or vesting. Such bonuses may be awarded simultaneously with a related NSO or Restricted Stock, or awarded separately with respect to an NSO or Restricted Stock awarded on an earlier date.

     Use of Stock for Tax Withholding. The Committee may permit the holder of an NSO or of Restricted Stock to pay to the Corporation in the form of Common Stock, at its fair market value, any amount that the Corporation must withhold as federal or state taxes incurred with respect to income imputed on account of the exercise of the Option or the vesting of Restricted Stock, either by withholding a portion of the Reserved Shares to be issued upon exercise of an NSO or by accepting delivery of Common Stock previously acquired by the holder of an NSO or Restricted Stock.

     Amendments to 1993 Plan. The Board may modify, revise or terminate the 1993 Plan at any time and from time to time, except that approval of the stockholders of the Corporation is required for any amendment to change the aggregate number of Reserved Shares which may be issued under Options or granted pursuant to the 1993 Plan, change the class of employees or other persons eligible to receive Options or Restricted Stock, or increase materially the benefits accruing to any person under the 1993 Plan.

     New Plan Benefits. Approximately 100 employees are eligible to participate in the 1993 Plan. As of November 27, 1995, no Options or Restricted Stock have been granted under the 1993 Plan with respect to the proposed increase in Reserved Shares.

TAX CONSEQUENCES OF THE 1993 PLAN

     Tax Treatment of NSOs. Under Section 83 of the Code, an optionee realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to the NSO and the exercise price paid is taxed as ordinary compensation income, on or after the date on which the NSO is exercised. The difference is measured and taxed as of the date of exercise if the stock is not subject at that time to a substantial risk of forfeiture, as defined in Section
83. To the extent that the stock is subject to a substantial risk of forfeiture, the difference is measured as of the date or dates on which the risk terminates. The 1993 Plan permits the Committee to impose repurchase rights on Reserved Shares which may be acquired upon exercise of Options that would create a substantial risk of forfeiture, for example, a right to repurchase the Reserved Shares for their par value in the event that the optionee's performance of services for the Corporation ceases within two years after the date of exercise of the NSO.

     Common Stock purchased by exercise of NSOs by officers who are subject to the short swing profit rules of Section 16(b) of the Exchange Act is treated under Section 83(c) of the Code as being subject to a substantial risk of forfeiture during the period in which the Common Stock could not be sold without violating the Section 16(b) prohibitions. Since the sale of option stock within six months after the date of grant of the Option would violate Section 16(b), the income taxed by reason of the exercise by such a person of an NSO within six months after the date of grant of the Option generally would not be measured until the date six months after the date of grant, and the optionee's holding period for the Common Stock would not begin until that date, unless he made the election described in the following paragraph.

     An optionee may elect, in accordance with Section 83(b) of the Code, to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired
is subject to a substantial risk of forfeiture.   Such an
election must be made in writing to the Internal Revenue Service within 30 days after the date the Option is exercised, and an election is irrevocable at the end of that period.

     Shares of Common Stock acquired pursuant to an NSO and sold after the optionee has recognized imputed income under Section 83 of the Code generally have a tax basis equal to the sum of (i) the Option price paid and (ii) the amount of income imputed on account of exercise of the Option. Gain on such a sale is taxed as long-term capital gain if the Common Stock has been held more than one year after the date on which the optionee recognized imputed income, and as short-term capital gain if the Common Stock has been held for a shorter period. In the case of an optionee who makes an election under Section 83(b), however, if his Common Stock were repurchased by the Corporation pursuant to repurchase rights constituting a substantial risk of forfeiture, he would be entitled to a capital loss only to the extent that the repurchase price is less than the exercise price he paid.

     The Corporation receives no tax deduction on the grant of an NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the optionee.

     Tax Treatment of ISOs. Except as noted below under the heading Alternative Minimum Tax, Section 422 of the Code provides that an optionee incurs no federal income tax liability on either the grant or the exercise of an ISO. Provided that the option stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time, the optionee will be taxed as if he had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on its date of grant. Section 424(c) of the Code defines a disposition of stock for this purpose as any sale, gift or transfer of legal title (except a transfer by will or inheritance), and most types of exchanges.

     The Corporation receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the optionee's recognition of income.

     Alternative Minimum Tax. The alternative minimum tax is payable by a taxpayer for a given year only to the extent that it exceeds his tax liability determined by the regular method. Taxable income for purposes of the alternative minimum tax includes the excess of the fair market value of stock subject to an ISO, at its date of exercise, over the option price.

     Exercise by Delivery of Stock. In Revenue Ruling 80-244, the Internal Revenue Service took the position that if an optionee pays part or all of the exercise price of an option by delivering shares of stock already owned, the optionee recognizes no taxable gain on the shares delivered. The shares so received upon exercise of the option are divided into two groups as to their subsequent tax treatment. A number of shares equal to the number of shares delivered in payment is considered to be received by the optionee in an exchange subject to Section 1036(a) of the Code, so that the optionee's basis and holding period in the new shares are identical to his basis and holding period in the old shares. If the optionee receives more shares than he delivers, the additional shares are taxed in accordance with Section 83, as described above under the heading Tax
Treatment of NSOs.   His basis in those shares is equal to the
sum of the cash, if any, paid on exercise of the option, and the amount of ordinary income on which he is taxed with respect to the shares under Section 83.

     Tax Treatment of Restricted Stock. A person who receives a grant of Restricted Stock generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. For example, if a person is granted Restricted Stock that he must forfeit if he leaves employment with the Corporation within two years, he will have imputed income at the end of the two-year period. The amount of imputed income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect, in accordance with Section 83(b) of the Code, to be taxed on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid by the recipient for the Restricted Stock, notwithstanding the restrictions on the stock. All such taxable amounts are deductible by the Corporation at the time and in the amount of the ordinary compensation income recognized by the recipient of the Restricted Stock. The full amount of dividends or other distributions of property made with respect to Restricted Stock before the lapse of the restrictions will constitute ordinary compensation income, and the Corporation will be entitled to a deduction at the same time and in the same amount as the income realized by the Restricted Stockholder.

        ITEM 3:  RATIFICATION OF SELECTION OF ACCOUNTANTS

     Effective November 28, 1995, the Corporation informed the accounting firm of Coopers & Lybrand, L.L.P., who has previously audited the Corporation's financial statements (the "former accountants"), that the former accountants would not be engaged as the Corporation's principal accountants to audit the Corporation's financial statements for the fiscal year 1996. The former accountants neither resigned, nor declined to stand for re-election. After having considered this matter from time to time, the Corporation's Audit Committee and Board of Directors determined that sound business practice suggested that it would be appropriate to consider periodically whether the Corporation would be able to reduce its overall accounting costs, while maintaining or enhancing the efficiency of the audit process, by seeking competitive proposals on its accounting work. After reviewing the proposals received (including a proposal from its former accountants), the Audit Committee of the Board recommended to the full Board that the Corporation change accounting firms. The full Board accepted this recommendation and made this decision at a meeting held on November 27, 1995.

     During the Corporation's two most recent fiscal years the reports issued by the former accountants on the Corporation's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was any such opinion qualified or modified as to uncertainty, audit scope, or accounting principles, except for the adoption of Statements of Financial Accounting Standards No. 109 in fiscal 1994. Likewise, during the Corporation's two most recent fiscal years and during its 1996 fiscal year to the date preceding such change of accountants, there have been no "disagreements", as defined in applicable Securities and Exchange Commission rules, between the Corporation and its former accountants concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, L.L.P., would have caused it to make a reference to the subject matter of such disagreements in connection with any of its reports on the Corporation's financial statements.

     Subject to approval by the stockholders at this meeting, the Corporation's Board of Directors appointed the accounting firm of Deloitte & Touche LLP as the Corporation's new independent accountants. At no time during the Corporation's two most recent fiscal years, nor during its 1996 fiscal year to date, nor at any other time prior to its appointment, had the Corporation, or someone on its behalf, consulted with Deloitte & Touche LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, nor with respect to the type of audit opinion that might be rendered on the Corporation's financial statements, nor with respect to any matter that was the subject of a "disagreement" or a "reportable event" as those terms are defined in applicable Securities and Exchange Commission rules.

     Although the Corporation is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Board of Directors believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Directors will consider the vote and the reasons therefore in future decisions on the selection of accountants.

     Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SELECTION OF
DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR THE
CORPORATION BE APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS
PROPOSAL.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     The Corporation expects to hold its 1997 Annual Meeting on January 16, 1997. Eligible stockholders may present proposals for inclusion in the Corporation's 1997 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than September 9, 1996. Any proposal intended to be presented at the 1997 Annual Meeting should be sent to the Corporation at 165 Jackson Street, Lowell, Massachusetts 01852, Attention: Robert P. Story, Jr., Senior Vice President and Chief Financial Officer.

VOTING OF PROXIES

     The persons named in the enclosed Proxy will vote as directed in the Proxy, and in the absence of such direction will vote in favor of the actions specified in Items 1, 2 and 3 of the Proxy. The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder.

     The Board of Directors of the Corporation is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgement if any other matters shall properly come before the meeting, including voting for election of a Director in place of any person named above who may not be available for election.

                               By order of the Board of Directors


                               F. BEIRNE LOVELY, JR., Clerk
165 Jackson Street
Lowell, Massachusetts 01852
December 8, 1995

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT
WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED
PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

  /X/  PLEASE MARK VOTES
       AS IN THIS EXAMPLE.
                                                             For All
                                           For    Withhold   Except
1.) Election of Directors.                  / /      / /       / /

                      Edward J. Hoff, Robert P. Story, Jr.
                            and Richard K. Donahue

                            (as Class A Directors)

If you do not wish your shares voted for a particular nominee, mark the "For All Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominee.


2.) To approve an amendment to the Corporation's 1993 Stock Incentive Plan, which would, among other things, increase the number of shares available for grant under the Plan by 100,000 shares, representing 4.97% of the number of outstanding shares, as described in the accompanying Proxy Statement.

                        For     Against   Abstain
                        / /      / /       / /

3.) Proposal to Approve the Appointment of Deloitte & Touche LLP as the Independent Public Accountants of the Corporation.

                        For     Against   Abstain
                        / /      / /       / /

4.) To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.


     The undersigned hereby ratifies and confirms all that said attorneys and Proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof, revoking any proxy heretofore given with respect to such shares.

     IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR PROPOSALS (1), (2) AND (3) AND IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE ATTORNEYS AND PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

Please be sure to sign and date this Proxy.
--------------------------------------------------------------------------------
RECORD DATE SHARES:
                                                   -----------------------------
                                                   Date

---- Shareholder sign here ----------------------- Co-owner sign here ----------



Mark box at right if comments or address change have been noted on the reverse side of this card. / /

DETACH CARD

                             COURIER CORPORATION

Dear Stockholder:

Please take note of the information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders of the Corporation to be held on January 18, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,



COURIER CORPORATION

                                                       COURIER CORPORATION

                                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - JANUARY 18, 1996

                                THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of Courier Corporation (the "Corporation") hereby constitutes and appoints James F. Conway III, W.
Nicholas Thorndike and Edward J. Hoff, and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of the
Corporation to be held on January 18, 1996, commencing at 11:00 a.m., and/or at any adjournment or adjournments thereof (the Proxy
Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of
Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or proxies.

                           ----------------------------------------------------------------------------
-------------------------  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.  -------------------------
                           ----------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of the Corporation.  Joint owners should each sign personally.
Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.

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HAS YOUR ADDRESS CHANGED?                                                       DO YOU HAVE ANY COMMENTS?

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